FOR IMMEDIATE RELEASE	CONTACT:
Thursday, November 1, 2018	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2018 Results

West Des Moines, Iowa, November 1, 2018 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2018	2017
Net income attributable to FBL Financial Group	$31,010	$26,127
Non-GAAP operating income(1)	31,872	24,776
Earnings per common share (assuming dilution):
Net income	1.24	1.04
Non-GAAP operating income(1)	1.28	0.99

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2018 of $31.0 million, or $1.24 per diluted common share, compared to $26.1 million, or $1.04 per diluted common share, for the third quarter of 2017. Non-GAAP operating income(1) totaled $31.9 million, or $1.28 per common share, for the third quarter of 2018, compared to $24.8 million, or $0.99 per common share, for the third quarter of 2017. Third quarter 2018 earnings per share reflects:

•	A growing book of profitable business

•	The benefit of other investment-related income of $0.03 per share

•	Unfavorable mortality results in the Life Segment

•	A decrease in the reserve for guaranteed living withdrawal benefits in the Annuity Segment

•	The negative impact of $0.01 per share from unlocking assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products

•	A lower effective tax rate due to the Tax Cuts and Jobs Act of 2017

Non-GAAP operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered another quarter of outstanding financial results with third quarter net income of $1.24 per share and record third quarter non-GAAP operating income of $1.28 per share,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "These results reflect steady and profitable growth in our book of business combined with lower taxes and successful execution of our strategies to emphasize life insurance sales, manage expenses and maintain a strong capital position. Our exclusive Farm Bureau agency force and FBL employees remain focused on the fundamentals to provide an excellent customer experience."

Accounting Policy Change. During the third quarter of 2018, FBL Financial Group voluntarily changed its accounting policy for low income housing tax credit (LIHTC) investments from the equity method to the proportional amortization method. FBL Financial Group believes the proportional amortization method is preferable because it better reflects the economics of an investment that is made for the primary purpose of receiving tax credits and other tax benefits and is consistent with the accounting method used by most life insurance companies that have disclosed their accounting policies for LIHTC investments. In addition to a change in the timing of the recognition of income or loss on LIHTC investments, income/expense from LIHTC investments is now reflected in the "Income taxes" line instead of the "Equity income" line on the consolidated statements of operations. Prior period results were adjusted to reflect this change in accounting policy.

Product Revenues Increase from 2017. Premiums and product charges for the third quarter of 2018 totaled $79.3 million compared to $75.1 million in the third quarter of 2017. Interest sensitive product charges increased 11 percent while traditional life insurance premiums increased two percent during the quarter. Premiums collected(2) in the third quarter of 2018 totaled $141.7 million compared to $141.6 million in the third quarter of 2017. Annuity premiums collected decreased three percent and life insurance premiums collected increased four percent.

Investment Income of $106 Million in Third Quarter. Net investment income in the third quarter of 2018 totaled $105.8 million, compared to $103.0 million in the third quarter of 2017. This increase reflects an increase in average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 5.16 percent for the nine months ended September 30, 2018, compared to 5.30 percent for the nine months ended September 30, 2017. At September 30, 2018, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $153.9 million in the third quarter of 2018, compared to $146.0 million in the third quarter of 2017. Death benefits, net of reinsurance and reserves released, totaled $29.4 million in the third quarter of 2018, compared to $29.1 million in the third quarter of 2017. By its nature, mortality experience can fluctuate from quarter to quarter.

Unlocking. During the third quarter of 2018, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products. This unlocking resulted in a pre-tax unfavorable impact of $0.3 million, or $0.01 per share after-tax.

Net Realized Losses in the Third Quarter. In the third quarter of 2018, FBL Financial Group recognized net realized losses on investments of $0.7 million. This is primarily attributable to unrealized losses on equity securities.

Stock Repurchases. During the third quarter of 2018, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $48.0 million remaining under its current stock repurchase program.

Capital and Book Value. As of September 30, 2018, the book value per share of FBL Financial Group common stock totaled $47.98, compared to $55.12 at December 31, 2017. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.39 at September 30, 2018, compared to $43.68 at December 31, 2017. The September 30, 2018 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 554 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 2, 2018, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Interest sensitive product charges	$31,161	$28,004	$92,165	$86,661
Traditional life insurance premiums	48,124	47,087	148,712	145,783
Net investment income	105,757	102,950	310,753	307,852
Net realized capital gains (losses)	(709)	81	(1,615)	599
Net other-than-temporary impairment losses recognized in earnings	(50)	(67)	(1,090)	(133)
Other income	3,828	3,501	12,065	11,711
Total revenues	188,111	181,556	560,990	552,473

Benefits and expenses:
Interest sensitive product benefits	70,145	67,206	194,127	188,217
Traditional life insurance benefits	44,168	42,633	133,349	128,197
Policyholder dividends	2,480	2,487	7,591	7,597
Underwriting, acquisition and insurance expenses	30,834	27,535	107,621	98,229
Interest expense	1,212	1,213	3,638	3,638
Other expenses	5,061	4,971	16,281	13,862
Total benefits and expenses	153,900	146,045	462,607	439,740
	34,211	35,511	98,383	112,733
Income taxes	(4,818)	(9,880)	(14,462)	(32,017)
Equity income, net of related income taxes	1,642	487	3,441	2,629
Net income	31,035	26,118	87,362	83,345
Net loss (income) attributable to noncontrolling interest	(25)	9	16	(20)
Net income attributable to FBL Financial Group, Inc.	$31,010	$26,127	$87,378	$83,325

Earnings per common share - assuming dilution	$1.24	$1.04	$3.50	$3.32

Weighted average common shares	24,918,725	25,037,020	24,946,752	25,036,258
Effect of dilutive securities	11,076	17,530	13,317	19,703
Weighted average common shares - diluted	24,929,801	25,054,550	24,960,069	25,055,961

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Non-GAAP Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized non-GAAP operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Non-GAAP operating income equals net income attributable to FBL Financial Group adjusted to exclude the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of non-GAAP operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$31,010	$26,127	$87,378	$83,325
Adjustments:
Initial impact of the Tax Act(a)	(617)	—	(617)	—
Net realized gains/losses on investments(b) (c)	603	38	2,132	(196)
Change in net unrealized gains/losses on derivatives(b)	876	(1,389)	1,191	(2,074)
Non-GAAP operating income	$31,872	$24,776	$90,084	$81,055

Non-GAAP operating income per common share - assuming dilution	$1.28	$0.99	$3.60	$3.23

(a) Amount represents a change in the provisional estimate of the impact of the Tax Act on deferred tax assets and liabilities as of December 31, 2017.
(b) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.
(c) Beginning in 2018, the change in net unrealized gains/losses on equity securities is included as an adjustment to net income.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2018	December 31, 2017
Book value per share	$47.98	$55.12
Less: Per share impact of accumulated other comprehensive income	3.59	11.44
Book value per share, excluding accumulated other comprehensive income	$44.39	$43.68

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $89 million at September 30, 2018 and $285.0 million at December 31, 2017. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2018	December 31, 2017
Assets
Investments	$8,490,010	$8,620,243
Cash and cash equivalents	14,425	52,696
Deferred acquisition costs	412,046	302,611
Other assets	436,941	425,888
Assets held in separate accounts	651,797	651,963
Total assets	$10,005,219	$10,053,401

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,241,185	$7,050,465
Other policy funds, claims and benefits	630,907	634,128
Debt	97,000	97,000
Other liabilities	190,532	242,720
Liabilities related to separate accounts	651,797	651,963
Total liabilities	8,811,421	8,676,276

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,160	153,589
Class B common stock	72	72
Accumulated other comprehensive income	88,961	284,983
Retained earnings	948,530	935,423
Total FBL Financial Group, Inc. stockholders' equity	1,193,723	1,377,067
Noncontrolling interest	75	58
Total stockholders' equity	1,193,798	1,377,125
Total liabilities and stockholders' equity	$10,005,219	$10,053,401

Common shares outstanding	24,818,209	24,930,526

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